[LETTERHEAD OF MORRISON & FOERSTER LLP]
November 24, 2014

Education Realty Trust, Inc.
Education Realty Operating Partnership, LP
999 South Shady Grove Road, Suite 600
Memphis, Tennessee 38120

Re:	Education Realty Operating Partnership, LP - $250,000,000 4.600% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as special counsel to Education Realty Trust, Inc., a Maryland corporation (the “Company”), and Education Realty Operating Partnership, LP (the “Operating Partnership”) in connection with the issuance and sale by the Operating Partnership of $250,000,000 aggregate principal amount of 4.600% Senior Notes due 2024 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by the Company, under that certain indenture, dated as of November 7, 2014 (the “Base Indenture’), among the Company, as guarantor, the Operating Partnership, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 24, 2014, among the Company, as guarantor, the Operating Partnership and the Trustee (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), and pursuant to a Registration Statement on Form S-3 (File Nos. 333-199988 and 333-199988-01) under the Securities Act of 1933, as amended (the “Act”), filed by filed by the Company and the Operating Partnership with the Securities and Exchange Commission (the “Commission”) on November 7, 2014 (as so filed and as amended, the “Registration Statement”), a base prospectus, dated November 7, 2014, included as part of the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement, dated November 19, 2014, filed with the Commission pursuant to Rule 424(b) under the Act, a prospectus supplement, dated November 19, 2014, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an Underwriting Agreement, dated as of November 19, 2014 (the “Underwriting Agreement”), among the Company, the Operating Partnership, and J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and PNC Capital Markets LLC, as representatives of the several underwriters listed on Schedule I thereto.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Articles Supplementary of the Company; (ii) Articles of Restatement of the Company, as amended through the date hereof; (iii) the Amended and Restated Bylaws of the Company, as amended through the date hereof; (iv) the Agreement of Limited Partnership of the Operating Partnership; (v) the Certificate of Limited Partnership of the Operating Partnership (vi) certain resolutions of the board of directors of the Company, relating to the issuance, sale and registration of the Notes; and (vii) a specimen of the Notes. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate

Board of Directors
Education Realty Trust, Inc.
November 24, 2014

records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.
The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)
the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)
limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Securities, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)
our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Operating Partnership, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company and the Operating Partnership presented to us for examination. With respect to certain factual matters, we have relied upon certificates of officers of the Company and the Operating Partnership.
Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantee will be legally valid and binding obligations of the Operating Partnership and the Company, respectively, enforceable against the Operating Partnership and the Company in accordance with their respective terms.
We do not express any opinion herein concerning any law other than the internal laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act, and the federal laws of the United States of America as in effect on the date hereof. Various issues concerning Maryland law are addressed in the opinion of Venable LLP, which has been separately provided to you. We express no opinion with respect to those matters herein.

Board of Directors
Education Realty Trust, Inc.
November 24, 2014

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about November 24, 2014, which will be incorporated by reference in the Registration Statement, and to reference to us under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
Very truly yours,

/s/ Morrison & Foerster LLP